EXHIBIT 10.1

PLAN SUPPORT AGREEMENT
This PLAN SUPPORT AGREEMENT dated November 24, 2014 (this “Agreement”) is made by and among: (i) NII Holdings, Inc., NII Capital Corp. (“Capco”), NII Funding Corp., NII Aviation, Inc., Nextel International (Services), Ltd., NII Global Holdings, Inc., NII International Holdings S.à r.l., NII International Services S.à r.l., NII International Telecom S.C.A. (“Luxco”), NII Mercosur, LLC, McCaw International (Brazil), LLC, Airfone Holdings, LLC, and Nextel International (Uruguay), LLC (collectively, the “Company” or the “Debtors”); (ii) entities managed by Aurelius Capital Management, LP (collectively “Aurelius”), with holdings of Notes (as defined below) as set forth on its signature page hereto; (iii) entities managed by Capital Research and Management Company (collectively, “Capital Group” and, together with Aurelius and any transferee of Notes that becomes a Party (as defined below) in accordance with Section 3.04 of this Agreement, the “Consenting Noteholders”), with holdings of Notes as set forth on its signature page hereto; (iv) American Tower Corporation, American Tower do Brasil - Cessao de Infraestruturas Ltda. and MATC Digital S. de R.L. de C.V. (collectively, “AMT” and, together with the Consenting Noteholders, the “Consenting Parties”); (v) the Official Committee of Unsecured Creditors of the Debtors (the “Committee” and, together with the Debtors, the “Plan Proponents”); and (vi) each transferee that becomes a Party in accordance with Section 3.04 of this Agreement (together with the Debtors, the Consenting Parties, and the Committee, the “Parties” and, each, individually, a “Party”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan Term Sheet (as defined below).
For purposes of this Agreement, the term “Requisite Consenting Noteholders” shall be defined as each of (i) Aurelius and (ii) Capital Group.
RECITALS
WHEREAS, on September 15, 2014 and on October 8, 2014, the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in cases (including any subsequent cases of affiliated debtors that are commenced from time to time, collectively, the ”Bankruptcy Cases”) before the United States Bankruptcy Court for the Southern District of New York (the ”Bankruptcy Court”), which Bankruptcy Cases have been consolidated by order of the Bankruptcy Court for procedural purposes only and are being jointly administered under case number 14-12611 (SCC);
WHEREAS, Capco has issued the following series of senior notes (collectively, the “Capco Notes” and, the indentures that govern the Capco Notes, as amended, modified, or supplemented from time to time (the “Capco Indentures”)):
(i)     $1,450,000,000 in principal amount of 7.625% senior notes due 2021 (the “Capco 2021 Notes”) governed by that certain Indenture dated March 29, 2011 among Capco, as issuer, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by that certain First Supplemental Indenture dated December 8, 2011;
(ii)     $500,000,000 in principal amount of 8.875% senior notes due 2019 (“Capco 2019 Notes”) governed by that certain Indenture dated December 15, 2009 among Capco, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, as supplemented by that certain Supplemental Indenture No.1, dated March 8, 2010 and that certain Supplemental Indenture No. 2 dated May 28, 2010; and
(iii)     $800,000,000 in principal amount of 10.0% senior notes due 2016 (“Capco 2016 Notes”) governed by that certain Indenture dated August 18, 2009, among Capco, as issuer, the guarantors party thereto, and Wilmington Savings Fund Society, FSB (as successor-in-interest to Wilmington Trust

Company), as trustee, as supplemented by that certain Supplemental Indenture No. 1 dated February 8, 2010, that certain Supplemental Indenture No. 2, dated March 8, 2010, and that certain Supplemental Indenture No. 3, dated May 28, 2010;
WHEREAS, Luxco has issued the following series of senior notes (collectively, the “Luxco Notes” and, together with the Capco Notes, the “Notes”, and the indentures that govern the Luxco Notes, as amended, modified, or supplemented from time to time (the “Luxco Indentures”)):
(i)     $700,000,000 in principal amount of 7.875% senior notes due 2019 (the “Luxco 7.875% Notes”) governed by that certain Indenture dated May 23, 2013 among Luxco, as issuer, NII Holdings, Inc., as guarantor, and Wilmington Trust, National Association, as trustee; and
(ii)     $900,000,000 in principal amount of 11.375% senior notes due 2019 (the “Luxco 11.375% Notes”) governed by that certain Indenture dated February 19, 2013 among Luxco, as issuer, NII Holdings, Inc., as guarantor, and Wilmington Trust, National Association, as trustee, as supplemented by that certain Supplemental Indenture, dated April 15, 2013;
WHEREAS, the Plan Proponents and the Consenting Parties have engaged in arm’s length, good-faith discussions regarding the reorganization of the Company (collectively, the “Restructuring”) pursuant to a chapter 11 plan of reorganization (the “Plan”) to be proposed by the Debtors in the Bankruptcy Cases, which Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the Plan Term Sheet;
WHEREAS, in furtherance of the Restructuring, the Plan Proponents have requested each Consenting Party to support the Plan in accordance with this Agreement; and
WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the terms of this Agreement set forth the Parties’ agreement concerning their respective obligations.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.     Proposed Restructuring. The principal terms of the Restructuring are set forth on the term sheet attached hereto as Exhibit 1 (as such term sheet may be modified in accordance with Section 10 hereof, the “Plan Term Sheet”)). The Restructuring will be implemented pursuant to various agreements and related documentation, including, without limitation, (i) the Plan, which Plan shall be consistent in all material respects with the Plan Term Sheet and this Agreement; and (ii) the following related documents required to implement the Restructuring that will be executed, filed with the Bankruptcy Court, become effective, or otherwise finalized (the “Plan Documents”): (a) the disclosure statement related to the Plan (the “Disclosure Statement”), (b) the materials related to the solicitation of votes to accept or reject the Plan (the “Solicitation Materials”), (c) the motion to approve the Disclosure Statement and the Solicitation Materials, and the order entered by the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials, (d) definitive documentation for the Rights Offering and all agreements and documentation related or ancillary thereto, which definitive documentation shall be consistent in all material respects with the terms and conditions set forth in the Plan Term Sheet; (e) the order(s) entered by the Bankruptcy Court approving the Rights Offering and procedures related thereto and any backstop commitment agreement (the “Backstop Commitment Agreement”) in connection with the Rights Offering, (f) the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents (the “Confirmation Order”) and any pleadings in support of entry of the Confirmation Order, (g) any material appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Plan Documents, including any Plan supplement, (h) any term sheet and/or commitment letter for any proposed exit financing facility, including the New NII Debt; (i) any operative documents for any proposed exit financing facility, including without limitation the New NII Debt; (j) any documents disclosing the identity of the members of the board of directors of any of the Reorganized Debtors and the nature of and compensation for any “insider” under the Bankruptcy Code who is proposed to be employed or retained by any of the Reorganized Debtors; (k) any list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (l) a list of any material retained causes of action; (m) the certificate of incorporation and bylaws for each of the Reorganized Debtors; (n) the registration rights agreement (the “Registration Rights Agreement”); and (o) any amendments, restatements, modifications or refinancing of (i) the Credit Agreement, dated as of April 20, 2012, among Nextel Telecomunicações Ltda. (“Nextel Brazil”), as Borrower, the Guarantors party thereto, and China Development Bank Corporation as Lender, Administrative Agent and Arranger, which credit facility benefits from the commercial and political risk insurance coverage provided by China Export and Credit Insurance Corporation (as amended, restated, supplemented, modified and/or refinanced from time to time the “Brazil Sinosure Credit Agreement”); (ii) the Credit Agreement, dated as of April 20, 2012, among Nextel Brazil, as Borrower, the Guarantors party thereto, and China Development Bank Corporation as Lender, Administrative Agent and Arranger (as amended, restated, supplemented, modified and/or refinanced from time to time the “Brazil Non-Sinosure Credit Agreement” and, together with the Brazil Sinosure Credit Agreement, the “Brazil Credit Agreements”); (iii) the Credit Agreement, dated as of July 12, 2011, among Comunicaciones Nextel de México (“Nextel Mexico”), as Borrower, the Guarantors party thereto, and China Development Bank Corporation as Lender, Administrative Agent and Arranger, which credit facility benefits from the commercial and political risk insurance coverage provided by China Export and Credit Insurance Corporation (as amended, restated, supplemented, modified and/or refinanced from time to time the “Mexico Sinosure Credit Agreement”); (iv) the Credit Agreement, dated as of July 12, 2011, among Nextel Mexico, as Borrower, the Guarantors party thereto, and China Development Bank Corporation as Lender, Administrative Agent and Arranger (as amended, restated, supplemented, modified and/or refinanced from time to time the “Mexico Non-Sinosure Credit Agreement” and, together with the Mexico Sinosure Credit Agreement, the “Mexico Credit Agreements” and, together with the Brazil Credit Agreements, the “CDB Agreements”); (v) the Bank Credit Bill dated October 31, 2012 between Nextel Brazil and Banco do Brasil S.A. (the “BdB Note”); and (vi) the Bank Credit Certificate dated December 8, 2011 among Nextel Brazil, Nextel Telecomunicações S.A. and Caixa Econômica Federal (the “Caixa Note” and, together with the CDB Agreements and the BdB Note, the “Local Credit Agreements”).

The Plan, the Plan Documents, any ancillary documents required to implement the Restructuring, and any amendments, modifications or supplements to the Plan, Plan Documents and any such ancillary documents shall be consistent in all material respects with the Plan Term Sheet and, upon completion of the exhibits thereto, shall (i) otherwise be in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders and (ii) only in the case of AMT, not materially adversely affect the economic treatment of AMT’s Claims as agreed between AMT and the Debtors (the “AMT Claims Treatment”); provided, however, that any documents with respect to the Rights Offering, including, without limitation, the Backstop Commitment Agreement and the Registration Rights Agreement shall, in each case, be filed contemporaneously with the Plan and be acceptable to each of the Requisite Consenting Noteholders in their sole discretion; provided, further, that the (i) foregoing consent rights of the Requisite Consenting Noteholders with respect to any amendments, restatements, modifications or refinancing of the CDB Agreements (the “CDB Amendments”) shall expire as of December 18, 2014 (except for any amendments, restatements, modifications or refinancing of the CDB Agreements that are proposed from and after December 18, 2014 (“Subsequent CDB Amendments”), which Subsequent CDB Amendments shall be reasonably acceptable to the Company and each of the Requisite Consenting Noteholders), it being understood that the CDB Amendments shall be deemed reasonably acceptable to the Requisite Consenting Noteholders in the absence of the delivery to the Company of any written objection thereto by any of the Requisite Consenting Noteholders on or before December 17, 2014, and (ii) notwithstanding the foregoing, the rights of the Committee with respect to the CDB Amendments and any amendments, restatements, modifications or refinancings of the BdB Note and the Caixa Note shall be limited to a right to consult with Company in connection therewith. Nothing contained in this section shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Plan Term Sheet set forth in Section 10 hereof.

Section 2.    Exhibits Incorporated by Reference.

Each of the exhibits attached hereto, including, without limitation, the Plan Term Sheet, is expressly incorporated herein and made part of this Agreement, and all references to this Agreement, unless specified otherwise, shall include the exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

Section 3.     Consenting Parties’ Commitments.

3.01     Agreement to Vote. Subject to the conditions contained in Section 3.03 hereof and as long as this Agreement has not been terminated pursuant to the terms hereof, each Consenting Party agrees that it shall, subject to the receipt by such Consenting Party of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code:

(a)to the extent solicited, timely vote or cause or direct to be voted all of its Claims (as defined in the Bankruptcy Code) in favor of the Plan by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the solicitation;
(b)not change or withdraw (or cause or direct to be changed or withdrawn) such vote;
(c)not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation, or implementation of the Plan;
(d)not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate, participate in, or vote for any restructuring, workout, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Company other than the Plan (each, an “Alternative Plan”);
(e)in the case of the Consenting Noteholders, not directly or indirectly take an action to direct the Indenture Trustees (as applicable) to undertake any action that a Consenting Noteholder is otherwise prohibited from undertaking pursuant to Sections 3.01(c) or (d) hereof; provided, however, that to the extent a Consenting Noteholder chooses to direct an Indenture Trustee to not undertake an action that a Consenting Noteholder is otherwise prohibited from undertaking pursuant to Sections 3.01(c) and (d) hereof, such direction shall not be construed in any way as requiring any Consenting Noteholder to provide an indemnity to the applicable Indenture Trustee, or to incur or potentially incur any other liability in connection with such direction; and
(f)take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Plan Term Sheet, the Plan, and the Plan Documents.
Notwithstanding anything to the contrary in this Section 3.01, the vote of a Consenting Party shall be immediately revoked and deemed void ab initio upon termination of this Agreement as to such Consenting Party pursuant to Section 7 of this Agreement.
3.02    Right to Appear and Participate. Nothing in Section 3.01 shall be deemed to limit any of the following rights of the Consenting Parties, to the extent consistent with this Agreement:

(a)to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, including the filing of a proof of claim against the Debtors, so long as such appearance or participation and the positions advocated in connection therewith are not inconsistent with this Agreement, the Plan Term Sheet, or the terms of the Plan, and, other than as a result of actions or omissions any such Consenting Party takes or does not take in good faith to enforce its rights under this Agreement, the Plan Term Sheet, or the terms of the Plan, do not hinder, delay or prevent consummation of the Plan;
(b)to purchase, sell or enter into any transactions in connection with the Claims or any other claims against or interests in the Debtors, subject to the terms of Section 3.04 hereof; or
(c)all rights under any applicable indenture, other loan document or applicable law.

3.03    Certain Conditions. The continuing obligations of each Consenting Party set forth in Section 3.01 hereof, following the occurrence of the PSA Effective Date, are subject to the following conditions:

(a)the Plan and Plan Documents shall (i) be in form and substance reasonably acceptable to each of the Requisite Consenting Noteholders and the Plan Proponents and (ii) only in the case of AMT, not materially adversely affect the AMT Claims Treatment; provided, however, that any documents with respect to the Rights Offering, including without limitation, the Backstop Commitment Agreement, and the Registration Rights Agreement shall, in each case, be filed contemporaneously with the Plan and be acceptable to each of the Requisite Consenting Noteholders in their sole discretion; provided, further, that the foregoing consent rights of the Requisite Consenting Noteholders with respect to the CDB Amendments shall expire as of December 18, 2014 (except for any amendments, restatements, modifications or refinancing of the CDB Agreements that are proposed from and after December 18, 2014 (“Subsequent CDB Amendments”), which Subsequent CDB Amendments shall be reasonably acceptable to the Company and each of the Requisite Consenting Noteholders), it being understood that the CDB Amendments shall be deemed reasonably acceptable to the Requisite Consenting Noteholders in the absence of the delivery to the Company of any written objection thereto by any of the Requisite Consenting Noteholders on or before December 17, 2014; and
(b)this Agreement shall have not been terminated in accordance with the terms hereof.

3.04    Transfer of Claims.
(a)Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Party to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any claims as such term is defined in section 101(5) of the Bankruptcy Code (each a “Claim” and, collectively, the “Claims”); provided, however, that, for the period commencing as of the PSA Effective Date until the termination of this Agreement pursuant to the terms hereof, no Party shall Transfer any Claims, and any purported Transfer of Claims shall be null and void ab initio, unless (a) the transferee is a Party, or (b) if the transferee is not a Party, such transferee delivers to the Company (in any manner permitted by Section 11.15 hereof) within three (3) business days of the Transfer an executed joinder to this Agreement in the form attached hereto as Exhibit 2 (a “Joinder Agreement”) pursuant to which such transferee shall have assumed all obligations of the Party transferring such Claims and shall become a Party; provided, further, that, if the transferor of the Claims is a Consenting Noteholder, the transferee of such Claims shall also become a Consenting Noteholder. The failure by a Party to comply with the Transfer procedure described in the first proviso of the immediately preceding sentence (resulting in such Transfer becoming null and void ab initio) shall not constitute a material breach for purposes of Section 7.01(b) of this Agreement. For the avoidance of doubt, to the extent not already a Party to this Agreement, a transferee of Claims under this Agreement shall only become a Party (or Consenting Noteholder, to the extent applicable) to this Agreement with respect to the Claims that are the subject of the Transfer. This Agreement shall in no way be construed to preclude any Party from acquiring additional Claims; provided, however, that any such additional Claims acquired by a Party shall automatically and immediately upon acquisition by such Party be deemed subject to all of the terms of this Agreement, whether or not notice of such acquisition is given to the Company, and that, so long as this Agreement has not been terminated, such Party shall vote (or cause to be voted) any such additional Claims in favor of the Plan in accordance and consistent with Section 3.01(a) hereof.
(b)Notwithstanding anything herein to the contrary, (A) any Consenting Noteholder may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in such Claims against the Debtors to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Consenting Noteholder, provided that the Qualified Marketmaker subsequently transfers (by purchase, sale, assignment, participation or otherwise) within twenty (20) days of its receipt thereof the right, title or interest in such Claims against the Debtors to a transferee that is a Consenting Noteholder or becomes a Consenting Noteholder by executing a Joinder Agreement that is delivered to the Debtors within such time period, and such Transfer shall be null and void ab initio in the event the Qualified Marketmaker fails to subsequently transfer such Claims to a transferee that is or becomes a Consenting Noteholder by executing a Joinder Agreement and (B) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in Claims against the Debtors that the Qualified Marketmaker acquires from a holder of the Claims who is not a Consenting Noteholder without the requirement that the transferee of such Claims be or become a Consenting Noteholder.

For these purposes, a “Qualified Marketmaker” means an entity that (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors, and (B) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
Section 4.     Company’s and Plan Proponents’ Commitments.

4.01    Company’s Commitments. Subject to the Company’s fiduciary duties under applicable law and Section 11.01 hereof and for so long as this Agreement has not been terminated in accordance with the terms hereof, the Company agrees to use its commercially reasonable efforts to:
(a)operate its business in the ordinary course, including, but not limited to, maintaining its accounting methods, using its commercially reasonable efforts to preserve its assets and its business relationships, continuing to operate its billing and collection procedures, and maintaining its business records in accordance with its past practices;
(b)prepare and file a motion (the “PSA Motion”) seeking an order from the Bankruptcy Court authorizing the Debtors’ entry into this Agreement (the “PSA Order”), and afford reasonable opportunity to comment and review to the respective legal advisors for the Committee and the Consenting Parties in advance of the filing of such motion;
(c)timely file, and provide the Committee and the Consenting Parties with a draft of such objection at least two (2) business days prior to filing, a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Chapter 11 Cases; (iii) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization; (iv) directing the appointment of a trustee pursuant to section 1104 of the Bankruptcy Code; or (v) directing the appointment of an examiner pursuant to section 1104 of the Bankruptcy Code, the appointment of which has not been consented to by the Committee and each of the Requisite Consenting Noteholders;
(d)pay the reasonable and documented fees and expenses of (i) Akin Gump Strauss Hauer & Feld LLP, (ii) Blackstone Advisory Partners, L.P., (iii) Paul, Weiss, Rifkind, Wharton & Garrison LLP and (iv) Houlihan Lokey Capital, Inc. (“HL”) (in accordance with their applicable fee letters, which, in the case of HL, shall be subject to modification upon the agreement of the Company and the Requisite Consenting Noteholders), as incurred up to the earlier of (1) the termination of this Agreement in accordance with the terms hereof and (2) the effective date of the Plan (the “Plan Effective Date”);
(e)not request entry of a Sell-Down Order as such term is defined in the Final Order (I) Establishing Notice and Objection Procedures for Transfers of Equity Securities, (II) Establishing a Record Date for Notice and Sell-Down Procedures for Trading in Claims Against the Debtors' Estates and (III) Granting Related Relief [ECF No. 138] without the consent of the Committee and each of the Requisite Consenting Noteholders; and
(f)if the Debtors know or should know of a breach by any Debtor in any respect of the obligations, representations, warranties or covenants of the Debtors set forth in this Agreement, furnish prompt written notice (and in any event within three (3) business days of such actual knowledge) to the Consenting Parties.

4.02    Plan Proponents’ Commitments. Subject to each of the Plan Proponents’ respective fiduciary duties under applicable law and Sections 11.01 and 11.02 hereof and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Plan Proponents agrees to use its commercially reasonable efforts to:
(a)prepare the Plan Documents and any related documents, and distribute such documents concurrently to the Consenting Parties, and afford reasonable opportunity to comment and review to the respective legal and financial advisors for the Consenting Parties in advance of any filing thereof;

(b)subject to the procedures described in the section of the Plan Term Sheet entitled “Settlement Procedures,” support and complete the Restructuring and all transactions contemplated under the Plan Term Sheet, the Plan and the Plan Documents;
(c)take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Plan Term Sheet, the Plan and the Plan Documents, including, without limitation, taking any and all actions necessary to consummate the Restructuring in any applicable jurisdictions other than the United States;
(d)complete the Restructuring and all transactions contemplated under the Plan Term Sheet, the Plan and the Plan Documents within the applicable timeframes provided therefor in this Agreement; and
(e)take no actions inconsistent with this Agreement or the Plan Term Sheet, or that would delay or impede the solicitation, confirmation or consummation of the Plan, including the soliciting or causing or allowing any of their agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction other than the Plan (an “Alternative Transaction”); provided, however, that the Debtors’ solicitation of interest in, and the negotiation of one or more agreements relating to, a sale of the Debtors’ or their subsidiaries’ assets, including the marketing and solicitation of bids for the sale any of their assets pursuant to section 363 of the Bankruptcy Code as contemplated by the Plan Term Sheet, and/or negotiation and consummation of amendments or a restructuring of indebtedness owed by its non-Debtor affiliates shall not itself constitute an Alternative Transaction.

Section 5.    Mutual Representations, Warranties, and Covenants. Each of the Parties individually represents, warrants, and covenants to each other Party, as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer), as follows (each of which is a continuing representation, warranty, and covenant):
5.01    Existence; Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

5.02    No Violation. The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (a) any provision of law, rule or regulation applicable to it or any of its subsidiaries, as applicable, or (b) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, as applicable, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it or any of its subsidiaries, as applicable, is a party.

5.03    No Consent or Approval. Except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement.

5.04    Power and Authority. It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

5.05    Consenting Party Representations. Each Consenting Party individually represents, warrants, and covenants to each other Party that the following statements are true, correct, and complete as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer) (each of which is a continuing representation, warranty, and covenant):
(a)it (i) is either (a) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (b) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Claims and to dispose of, exchange, assign, and transfer such Claims and (iii) holds no other Claims;
(b)other than pursuant to this Agreement, its Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind that would adversely affect in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;
(c)it (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended); and
(d)it has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of the Claims that are inconsistent or conflict with representations and warranties of such Consenting Party herein or that would render it otherwise unable to comply with this Agreement and perform its obligations hereunder, either generally or with respect to any specific Claims.

Section 6.     No Waiver of Participation and Reservation of Rights and Ratification of Liability. This Agreement and the Plan Term Sheet evidence a proposed settlement of disputes among the Parties. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right or ability of each of the Parties to protect and preserve its rights, remedies and interests.  Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated, or if this Agreement is terminated for any reason (other than pursuant to Section 7.02 hereof), each of the Parties fully reserves any and all of its rights, remedies, and interests. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any action, case, or proceeding other than an action, case or proceeding to enforce its terms.

Section 7.     Termination Events.

7.01    Termination Events. This Agreement may be terminated by (i) the mutual consent of the Plan Proponents and each of the Requisite Consenting Noteholders or (ii) either of the Plan Proponents or either of the Requisite Consenting Noteholders upon two (2) business days prior written notice delivered to the other Parties upon the occurrence of any of the following events (each a “Termination Event”); provided, however, that this Agreement may be terminated solely (i) by the Committee or either of the Requisite Consenting Noteholders upon the occurrence of the Termination Events set forth in clauses (a), (e), (h)-(m) below and (ii) by either of the Requisite Consenting Noteholders upon the occurrence of the Termination Event set forth in clause (f) below:

(a)the public announcement by the Company of its intention not to pursue the Restructuring or the Company’s acceptance of an Alternative Transaction;
(b)following the delivery of written notice thereof by a non-breaching Party, the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement, any agreement relating to the Rights Offering, including but not limited to, the Backstop Commitment Agreement, that is either unable to be cured or is not cured within five (5) business days following the delivery of such notice;
(c)the issuance by any court of competent jurisdiction or other competent governmental or regulatory authority of an order making illegal or otherwise restricting, preventing or prohibiting the Restructuring or causing a material adverse effect on the economics terms of the Restructuring, taken as a whole, in each case, in a manner that cannot reasonably be remedied by the Company;

(d)the appointment in the Bankruptcy Cases of a trustee or receiver (but not the Independent Director), the conversion of the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Bankruptcy Cases by order of the Bankruptcy Court;
(e)the Debtors’ entry into any postpetition financing agreement or exit financing agreement in form and substance not reasonably acceptable to the Committee and each of the Requisite Consenting Noteholders;
(f)the entry into any agreement relating to the financing of the Debtor’s operating subsidiaries, including, without limitation, amendments to local financing agreements, including the Local Credit Agreements and any Subsequent CDB Amendments (if applicable), in form and substance not reasonably acceptable to each of the Requisite Consenting Noteholders; provided that the CDB Amendments shall be deemed reasonably acceptable to each of the Requisite Consenting Noteholders as of December 18, 2014 in the absence of the prior delivery to the Company by either of the Requisite Consenting Noteholders of any written objection thereto;
(g)the issuance by the Bankruptcy Court of an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to Bankruptcy Code section 1121;
(h)the failure of the Plan Proponents to have filed the PSA Motion, the Disclosure Statement, the Plan and the motion(s) to approve the Disclosure Statement and the Backstop Commitment Agreement with the Bankruptcy Court by December 18, 2014;
(i)the failure of the Bankruptcy Court to have entered the PSA Order, an order approving the Disclosure Statement and an order approving the Backstop Commitment Agreement by January 30, 2015;
(j)the failure of the Bankruptcy Court to have convened a hearing on the confirmation of the Plan on or before March 26, 2015;
(k)the failure of the Bankruptcy Court to have entered the Confirmation Order on or before April 8, 2015;
(l)the failure of the Plan Effective Date to have occurred by April 22, 2015;
(m)the Plan or Disclosure Statement is amended or modified in any manner that is materially adverse to either of the Requisite Consenting Noteholders and is not otherwise reasonably acceptable to the Committee and each of the Requisite Consenting Noteholders;
(n)any of the orders approving this Agreement, the Backstop Commitment Agreement, the Disclosure Statement, the Rights Offering Procedures, or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Plan Proponents and each of the Required Consenting Noteholders;
(o)the determination by either of the Plan Proponents or either of the Requisite Consenting Noteholders to terminate this Agreement and the Plan Term Sheet, if the Independent Director determines not to join or approve the Settlement (to the extent the appointment of the Independent Director is deemed necessary); or
(p)the determination by the Company’s board of directors (the “Board”) that (i) proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties, or (ii) having received a proposal or offer for an Alternative Transaction, that such Alternative Transaction is likely to be more favorable than the Plan and that continued support of the Plan pursuant to this Agreement would be inconsistent with its fiduciary obligations.

The Committee may withdraw from and no longer remain bound by this Agreement, it being understood that the Agreement shall remain binding among the remaining Parties, in the event the Committee (i) determines that proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties, or (ii) determines no later than the Settlement Date, having received a proposal or offer for an Alternative Transaction, that such Alternative Transaction is likely to be more favorable than the Plan for unsecured creditors and that continued support of the Plan pursuant to this Agreement would be inconsistent with its fiduciary obligations.
No Party may terminate this Agreement if such Party failed to perform or comply in any material respect with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. Nothing in this Section 7 shall relieve any Party of liability for any breach or non-performance of this Agreement occurring prior to the Termination Date
The date on which this Agreement is terminated in accordance with the provisions of this Section 7 shall be referred to as the “Termination Date”. On the Termination Date, the provisions of this Agreement and the Plan Term Sheet shall terminate, except as otherwise provided in this Agreement, unless, within three (3) business days of such Termination Date, the Plan Proponents and each of the Requisite Consenting Noteholders waive, in writing, the occurrence of the Termination Event giving rise to the occurrence of such Termination Date.
For the avoidance of doubt, each of the Parties hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agrees not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the provision of any such notice); provided, however, that nothing in this paragraph shall prejudice any Party’s rights to argue that the termination was not proper under the terms of this Agreement.
7.02    Termination Upon Plan Effective Date. This Agreement shall terminate automatically without further required action or notice upon the Plan Effective Date.

Section 8.    Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall execute and deliver any other agreements or instruments, seek regulatory approvals and take other similar actions outside of the Bankruptcy Cases as may be reasonably appropriate or necessary, from time to time, to carry out the purposes and intent of this Agreement or to effectuate the solicitation of the Plan, the Plan and/or the Restructuring, as applicable, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. Furthermore, the Committee’s obligations set forth in Section 4.02 hereof with respect to actions that, as a legal matter, can only be performed by the Debtors are subject to the Debtors’ reasonable cooperation and performance in connection therewith.

Section 9.    Effectiveness. This Agreement shall become effective (A) with respect to the Consenting Parties and the Committee, on the date on which (i) Aurelius, (ii) Capital Group, (iii) AMT, and (iv) the Committee deliver to the other Parties duly executed counterpart signature pages to this Agreement (such date, the “PSA Effective Date”) and (B) with respect to the Company, on the date the PSA Order is entered. Upon the PSA Effective Date, the Plan Term Sheet shall be deemed effective for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 10 hereof.

Section 10.    Amendments. This Agreement, the Plan Term Sheet, any exhibits attached thereto, and the Plan may not be modified, amended, or supplemented without the prior written consent of (i) each of the Plan Proponents, (ii) each of the Requisite Consenting Noteholders and (iii) AMT, but only to the extent any such modification, amendment or supplement has a materially adverse effect on the AMT Claims Treatment.

Section 11.    Miscellaneous.

11.01    Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall require the Company or its subsidiaries or affiliates or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law, and (ii) the Debtors and their boards of directors shall be entitled to continue to market and solicit bids for the sale any of their assets pursuant to section 363 of the Bankruptcy Code in the interest of maximizing the value of the Debtors’ estates, consistent with their fiduciary obligations.

11.02    Committee Fiduciary Duties; Status of Committee Members. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Committee or its members (in such member’s capacity as a Committee member) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under the Bankruptcy Code and applicable law. Notwithstanding any provisions to the contrary herein or in the Plan Term Sheet, in order to fulfill the Committee’s fiduciary obligations, only until the Settlement Date, the Committee may negotiate, discuss and/or analyze unsolicited proposals or offers for any alternative chapter 11 plan or restructuring transaction without terminating, or breaching its obligations under, this Agreement or the Plan Term Sheet. For the avoidance of doubt, the obligations of the Committee under this Agreement shall be binding on the Committee itself, and nothing set forth in this Agreement shall be construed to bind any individual member of the Committee in its individual capacity, unless such member has separately executed this Agreement or a Joinder Agreement in its individual capacity.

11.03    Complete Agreement. This Agreement, together with all exhibits and schedules attached hereto, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

11.04    Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties.  No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.04 hereof.  Subject to Section 9 hereof, nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

11.05    Headings. The headings of all sections of this Agreement are solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

11.06    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the Bankruptcy Court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any party hereto. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.07    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and a non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

11.08    Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.09    Interpretation. This Agreement is the product of negotiations between the Plan Proponents and the Consenting Parties, and, in the enforcement or interpretation hereof, is to be interpreted in a neutral manner to effect the intent of the Parties hereto, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

11.10    Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case; provided that nothing contained in this Section 11.10 shall be deemed to permit sales, assignments, or other Transfers or other claims against or interests in the Company other than in accordance with this Agreement.  The agreements, representations and obligations of the Consenting Parties under this Agreement are, in all respects, several and not joint. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect.

11.11    Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

11.12    Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 11 and in Sections 6 and 12 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

11.13    Independent Due Diligence and Decision-Making. Each Consenting Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

11.14    Relationship Among Parties. It is understood and agreed that no Consenting Party has any duty of trust or confidence in any form with any other Consenting Party, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them. In this regard, it is understood and agreed that any Consenting Party may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Party, subject to applicable securities laws and the terms of this Agreement; provided, further, that no Consenting Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Consenting Parties shall in any way affect or negate this understanding and agreement.

11.15    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):
(a) if to the Company, to:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Attention: Gary D. Begeman, Executive Vice President and General Counsel

Fax No.: 703-390-7170
Email: gary.begeman@nii.com

with copies to:

Jones Day
222 East 41st Street
New York, New York 10017
Fax No.: 212-755-7306
Attention: Scott J. Greenberg and Michael J. Cohen
Email: sgreenberg@jonesday.com and mcohen@jonesday.com

(b)    if to a Consenting Noteholder or a transferee thereof, to the addresses, electronic mail addresses or facsimile numbers set forth below following the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to any counsel designated by such Consenting Noteholder, including as follows:

in respect of Capital Group:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax No. 212-373-3000
Attention: Andrew N. Rosenberg and Elizabeth R. McColm
Email: arosenberg@paulweiss.com and emccolm@paulweiss.com

in respect of Aurelius:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036
Fax No. 212-872-1002
Attention: Daniel H. Golden, David H. Botter and Brad M. Kahn
Email: dgolden@akingump.com, dbotter@akingump.com, and         bkahn@akingump.com

(c)    if to AMT, to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Fax No.: 212-422-4726
Attention: Kathryn A. Coleman and Christopher Gartman
Email:    katie.coleman@hugheshubbard.com and     chris.gartman@hugheshubbard.com

(d)    if to the Committee, to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax No.: 212-715-8100

Attention: Kenneth H. Eckstein and Stephen D. Zide
Email: keckstein@kramerlevin.com and szide@kramerlevin.com

Any notice given by delivery, mail or courier shall be effective when received.  Any notice given by facsimile shall be effective upon oral or machine confirmation of successful transmission. Any notice given by electronic mail shall be effective upon delivery.
11.16    Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof.

11.17    No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes to accept or reject the Plan. The votes of the holders of Claims against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Disclosure Statement and related ballot, the Plan, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 12. Public Disclosure. The Consenting Parties and the Committee hereby consent to the disclosure of the execution and contents of this Agreement by the Plan Proponents in the Plan, Disclosure Statement, the other Plan Documents, and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission (the “SEC”) or as required by law or regulation; provided, however, that, except as required by law or any rule or regulation of any securities exchange or any governmental agency, each of the Plan Proponents shall not, without the applicable Consenting Party’s prior consent (which shall not be unreasonably withheld, delayed or conditioned), (i) except insofar such name appears in the body of this Agreement and in the Plan Term Sheet, use the name of any Consenting Party or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the SEC or the Bankruptcy Court or (ii) disclose the holdings of Notes of any Consenting Noteholder to any person; provided that the Plan Proponents shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, Capco Notes, Luxco Notes, any series of Notes, or the Notes beneficially owned by the Consenting Noteholders collectively (or by funds or accounts advised or managed by Consenting Noteholders).

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

NII HOLDINGS, INC.

By: /s/ Gary D. Begeman
Gary D. Begeman
Executive Vice President and General Counsel

NII CAPITAL CORP.

By: /s/ Gary D. Begeman
Gary D. Begeman
Vice President and Secretary

NII FUNDING CORP.

By: /s/ Gary D. Begeman
Gary D. Begeman
Vice President and Secretary

NII AVIATION, INC.

By: /s/ Gary D. Begeman
Gary D. Begeman
Vice President and Secretary

NII GLOBAL HOLDINGS, INC.

By: /s/ Gary D. Begeman
Gary D. Begeman
Vice President and Secretary

NEXTEL INTERNATIONAL (SERVICES), LTD.

By: /s/ Gary D. Begeman
Gary D. Begeman
Vice President and Secretary

NII INTERNATIONAL TELECOM S.C.A., represented by its Sole Manager, NII INTERNATIONAL HOLDINGS S.À R.L.

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

NEXTEL INTERNATIONAL SERVICES S.À R.L.

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

NEXTEL INTERNATIONAL HOLDINGS S.À R.L.

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

McCAW INTERNATIONAL (BRAZIL), LLC, By: NII INTERNATIONAL MOBILE S.À R.L., its Sole Member

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

AIRFONE HOLDINGS, LLC By: McCAW INTERNATIONAL (BRAZIL), LLC, its Sole Member By: NII INTERNATIONAL MOBILE S.À R.L., its Sole Member

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

NEXTEL INTERNATIONAL (URUGUAY), LLC

By: /s/ Daniel E. Freiman
Daniel E. Freiman
Vice President

NII MERCOSUR, LLC By: NII International Telecom S.C.A., its Sole Member By: NII INTERNATIONAL HOLDINGS S.À R.L., its Sole Member

By: /s/ Shana C. Smith
Shana C. Smith
Class B. Manager

ACP MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By: /s/ Dan Gropper
Dan Gropper
Managing Director

AURELIUS CAPITAL MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By: /s/ Dan Gropper
Dan Gropper
Managing Director

AURELIUS CONVERGENCE MASTER, LTD. By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By: /s/ Dan Gropper
Dan Gropper
Managing Director

AURELIUS INVESTMENT, LLC By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By: /s/ Dan Gropper
Dan Gropper
Managing Director

AMERICAN HIGH-INCOME TRUST By: Capital Research and Management Company, for and on behalf of America High-Income Trust

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

THE BOND FUND OF AMERICA By: Capital Research and Management Company, for and on behalf of The Bond Fund of America

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

CAPITAL INCOME BUILDER By: Capital Research and Management Company, for and on behalf of Capital Income Builder

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

THE GROWTH FUND OF AMERICA By: Capital Research and Management Company, for and on behalf of The Growth Fund of America

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS GLOBAL HIGH-INCOME OPPORTUNITIES FUND By: Capital Research and Management Company, for and on behalf of American Funds Global High-Income Opportunities Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

THE INCOME FUND OF AMERICA By: Capital Research and Management Company, for and on behalf of The Income Fund of America

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

INTERNATIONAL GROWTH AND INCOME FUND By: Capital Research and Management Company, for and on behalf of International Growth and Income Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS INSURANCE SERIES - ASSET ALLOCATION FUND By: Capital Research and Management Company, for and on behalf of American Funds Insurance Series - Asset Allocation Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS INSURANCE SERIES - BOND FUND By: Capital Research and Management Company, for and on behalf of American Funds Insurance Series - Bond Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS INSURANCE SERIES - GLOBAL BOND FUND By: Capital Research and Management Company, for and on behalf of American Funds Insurance Series - Global Bond Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS INSURANCE SERIES - GLOBAL GROWTH AND INCOME FUND By: Capital Research and Management Company, for and on behalf of American Funds Insurance Series - Global Growth and Income Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

AMERICAN FUNDS INSURANCE SERIES - HIGH-INCOME BOND FUND By: Capital Research and Management Company, for and on behalf of American Funds Insurance Series - High-Income Bond Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

CAPITAL WORLD BOND FUND By: Capital Research and Management Company, for and on behalf of Capital World Bond Fund

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

SMALLCAP WORLD FUND, INC. By: Capital Research and Management Company, for and on behalf of SMALLCAP World Fund, Inc.

By: /s/ Kristine M. Nishiyama
Kristine M. Nishiyama
Authorized Signatory

CAPTIAL GROUP GLOBAL HIGH-INCOME OPPORTUNITES TRUST (US) By: Capital Guardian Trust Company, for and on behalf of Capital Group Global High-Income Opportunities Trust (US)

By: /s/ Mark E. Brubaker
Mark E. Brubkaer
Authorized Signatory

CAPTIAL GROUP US HIGH-YIELD FIXED-INCOME TRUST (US) By: Capital Guardian Trust Company, for and on behalf of Capital Group US High-Yield Fixed-Income Trust (US)

By: /s/ Mark E. Brubaker
Mark E. Brubkaer
Authorized Signatory

NEXT GENERATION TRUST FUND By: Capital Guardian Trust Company, for and on behalf of Next Generation Trust Fund

By: /s/ Mark E. Brubaker
Mark E. Brubkaer
Authorized Signatory

SEMPRA ENERGY DEFINED BENEFIT MASTER TRUST By: Capital Guardian Trust Company, for and on behalf of Sempra Energy Defined Benefit Master Trust

By: /s/ Mark E. Brubaker
Mark E. Brubkaer
Authorized Signatory

JNL/CAPITAL GUARDIAN GLOBAL BALANCED FUND By: Capital Guardian Trust Company, for and on behalf of JNL/Capital Guardian Global Balanced Fund

By: /s/ Mark E. Brubaker
Mark E. Brubkaer
Authorized Signatory

AMERICAN TOWER CORPORATION

By: /s/ William Harrold Hess
William Harrold Hess
Legal Representative

AMERICAN TOWER DO BRASIL - CESSAO DE INFRAESTRUTURAS LTDA.

By: /s/ Susanne M. Kandel
Susanne M. Kandel
Legal Representative

MATC DIGITAL S. DE R.L. DE C.V.

By: /s/ William Harrold Hess
William Harrold Hess
Legal Representative

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF NII HOLDINGS, INC., ET AL. By its counsel: KRAMER LEVIN NAFTALIS & FRANKEL LLP

By: /s/ William Harrold Hess
William Harrold Hess
Legal Representative

EXHIBIT 1
Subject to FRE 408

Plan Term Sheet

November 24, 2014

Term Sheet (the “Term Sheet”)1 for the proposed restructuring of the obligations of NII Holdings, Inc. (“Holdings” or “NII”) and each of its direct and indirect subsidiaries that are or have become debtors (each a “Debtor” and, collectively, the “Debtors” or the “Company”)2 by commencing cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

This Term Sheet sets forth certain of the principal terms for a plan of reorganization for the Company (the “Plan”), which Plan has the support (pursuant to the terms of the Plan Support Agreement (the “PSA”)) of the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases (the “Committee” and, together with the Debtors, the “Plan Proponents”), AMT (as defined in the PSA) and the Requisite Consenting Noteholders3 (together with any holders of Notes that subsequently join as parties to the PSA, the “Consenting Noteholders” and, together with AMT, the “Consenting Parties”), who are holders of the following notes:

(a)
the (i) 10% Senior Notes due 2016 (the “2016 Capco Notes”) issued by NII Capital Corp. (“Capco”); (ii) the 8.875% Senior Notes due 2019 issued by Capco (the “2019 Capco Notes”); and (iii) the 7.625% Senior Notes due 2021 issued by Capco (the “2021 Capco Notes” and, together with the 2016 Capco Notes and the 2019 Capco Notes, the “Capco Notes”); and

(b)
the (i) 11.375% Senior Notes due 2019 (the “11.375% Luxco Notes”) issued by NII International Telecom S.C.A. (“Luxco”) and (ii) 7.875% Senior Notes due 2019 issued by Luxco (the “7.875% Luxco Notes” and, together with the 11.375% Luxco Notes, the “Luxco Notes” and, the Luxco Notes collectively with the Capco Notes, the “Notes”).

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation necessary for the consummation of the Plan and the transactions contemplated therein, which remain subject to discussion and negotiation in good faith among the Plan Proponents and the Consenting Parties.

This Term Sheet has been prepared for settlement discussion purposes and shall not constitute an admission of liability by any party, nor be admissible in any action relating to any of the subject matter addressed herein. Nothing in this Term Sheet shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization. Further, nothing herein shall be an admission of fact or liability or deemed binding on the Company or the Consenting Parties.

_______________________
1For the avoidance of doubt, “Term Sheet” shall include any exhibits annexed hereto.
2The Debtors are: (a) Holdings; (b) Nextel International (Services), Ltd. (“Services”); (c) NII Funding Corp.; (d) NII Aviation, Inc.; (e) NII Capital Corp.; (f) NII Global Holdings Inc.; (g) NII International Services S.à r.l.; (h) NII International Holdings S.à r.l.; (i) NII International Telecom S.C.A.; (j) McCaw International (Brazil), LLC (“McCaw”); (k) Airfone Holdings, LLC (“Airfone”); (l) Nextel International (Uruguay), LLC (“NIU” and, together with the Debtors identified in the immediately preceding clauses (j) and (k), the “Transferred Guarantors”); and (m) NII Mercosur, LLC (“Mercosur”). The Debtors’ cases (the “Chapter 11 Cases”) are jointly administered under Case No. 14-12611 (SCC).
3“Requisite Consenting Noteholders” means each of (i) entities managed by Aurelius Capital Management, LP (collectively, “Aurelius”) and (ii) Capital Research and Management Company (“Capital Group”).

I. Overview4

The proposed restructuring of the Company will be implemented through the Plan to be filed in the Chapter 11 Cases. The purposes of the restructuring contemplated by the Plan, consistent with the material terms and conditions described in this Term Sheet, are, among other things, to convert $4.35 billion in outstanding principal amount of Notes into equity interests in Reorganized NII (as defined below) and provide the Company with new capital.
II. Settlement and Compromise Incorporated into the Plan

Estate Causes of Action
“Estate Causes of Action” shall mean any and all claims or causes of action that could be asserted (x) against any of the Debtors by any other Debtor or (y) against any non-Debtor subsidiary of the Company by any of the Debtors, in each case, including, without limitation, (i) pursuant to chapter 5 of the Bankruptcy Code (the “Avoidance Claims”) or (ii) seeking the recharacterization of intercompany obligations.

Transferred Guarantor Claims
“Transferred Guarantor Claims” shall mean any claims or causes of action arising under the indentures governing the 2016 Capco Notes and 2019 Capco Notes in connection with the transfers of the equity interests of McCaw, Mercosur and NIU that occurred in 2009 and 2010, and the purported release of the guarantees by McCaw, Mercosur, NIU, and Airfone of the 2016 Capco Notes and 2019 Capco Notes.

Settlement and Compromise
The Plan shall contain and effect a compromise and settlement (the “Settlement”) of all Estate Causes of Action and all Transferred Guarantor Claims pursuant to section 1123(b)(3) and Rule 9019 of the Federal Rules of Bankruptcy Procedure, subject to the processes set forth below under the section below entitled “Settlement Procedures” if any such processes are deemed necessary.
In consideration for the release and waiver of the Estate Causes of Action and the Transferred Guarantor Claims, the Plan shall provide as follows:

________________________ [4] Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Bankruptcy Code.

Avoidance Claims
The Avoidance Claims shall include all causes of action that could be asserted against any of the Debtors or any non-Debtor by another Debtor, pursuant to chapter 5 of the Bankruptcy Code, including, but not limited to, claims to avoid the following:
The guarantee by Holdings of the Luxco Notes;

The subordination to the Luxco Notes obligations of a $644 million (plus accrued interest) payable (the “Capital Note”) owed by Luxco to Capco;

Holdings’ release and/or transfer of approximately $900 million of intercompany receivables, including approximately $614 million of receivables that were owed to it by Nextel Telecomunicações Ltda. and transferred to Luxco on or about February 28, 2013; and

The release by Services and Holdings of approximately $93 million in intercompany receivables owed to them by Nextel del Peru S.A.

The Settlement will result in the recoveries to creditors of the various Debtors being calculated as if 25% of each of the foregoing transfers was avoided. Such recoveries pursuant to the Settlement will be in full satisfaction of any and all potential recoveries that could have been included as part of the Avoidance Claims, regardless of whether such claims are identified above or have been asserted.

Recharacterization of Intercompany Claims (other than the Capital Note)
Pursuant to the Settlement, the recoveries to creditors of the various Debtors will be calculated as if 25% of each of the intercompany obligations existing between a Debtor and another Debtor or between a non-Debtor subsidiary of the Company and a Debtor outstanding as of the commencement of the Chapter 11 Cases (the “Petition Date”) are recharacterized as equity, with the remaining 75% of such obligations treated as unsecured debts against the obligors of such intercompany obligations. For the avoidance of doubt, the Capital Note will be treated as a debt obligation in its entirety, but the claim with respect to the subordination of the Capital Note shall be resolved pursuant to the Settlement of the Avoidance Claims. Intercompany obligations arising after the Petition Date that are owing to the Debtors by any non-Debtor subsidiary shall be treated in a manner to be determined.

Transferred Guarantor Claims	The Settlement will result in the recoveries to holders of the Notes being calculated as if 27.5% of each Transferred Guarantor’s guarantees remained in place.
Impact of Settlement on Recoveries
The impact of the Settlement of each of the Estate Causes of Action and the Transferred Guarantor Claims on the recoveries by holders of the Notes shall be based upon the waterfall model previously agreed upon between the Plan Proponents and the Requisite Consenting Noteholders solely for the purposes of the Settlement. The recoveries pursuant to the Settlement will be in full satisfaction of any and all potential recoveries that could have been included as part of the Estate Causes of Action or the Transferred Guarantor Claims, regardless of whether such claims are identified above or have been asserted.

Settlement Procedures
To the extent the Debtors or the Bankruptcy Court deems necessary:
the Debtors shall take all necessary steps to appoint an independent manager for Luxco (the “Independent Director”) and apply for the retention of conflicts counsel and a financial advisor (collectively, the “Advisors”) for the Independent Director to evaluate the reasonableness of the Settlement;

the Independent Director, with the assistance of the Advisors, shall review the Settlement and, within 30 days of his or her appointment, on behalf of Luxco, either (i) confirm the reasonableness of, and cause Luxco to join in, the Settlement pursuant to Bankruptcy Code section 1123(b)(3) and Federal Rule of Bankruptcy Procedure 9019 (the date, if any, on which the events in this clause (i) occur, the “Settlement Date”) or (ii) determine not to cause Luxco to join in the Settlement, in which case, the Debtors, the Committee and each Requisite Consenting Noteholder shall have the option to terminate the PSA;

the Independent Director shall be available to provide deposition testimony and to testify at the hearing to confirm the Plan; and

the Debtors, Jones Day, and Rothschild shall facilitate fact discovery and other necessary coordination matters with the Independent Director and the Advisors related to the Settlement and the evaluation thereof.

III. Plan Treatment:

Class of Claim or Interest	Amount of Claim (estimated)[5]	Treatment of Claim or Interest
Administrative Expense Claims	-
The Debtors (or, if applicable, the Debtors as reorganized pursuant to the confirmed Plan (the “Reorganized Debtors”)) shall pay to each holder of an allowed Administrative Expense Claim, on account of and in full and complete settlement, release and discharge of such claim, cash equal to the full unpaid amount of such allowed Administrative Expense Claim, which payments shall be made on either (a) the latest to occur of (i) the effective date of the Plan (the “Effective Date”) (or as soon as practicable thereafter), (ii) the date such claim becomes an allowed Administrative Expense Claim, and (iii) such other date as may be agreed upon by the Reorganized Debtors and the holder of such claim, or (b) on such other date as the Bankruptcy Court may order.

________________________

[5] Unless otherwise set forth herein, the estimated amount of claims set forth herein shall be acceptable to the Debtors (following consultation with the Committee) and each of the Requisite Consenting Noteholders.

Priority Tax Claims	-
Unless otherwise agreed to by the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the holder of an allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an allowed Priority Tax Claim against any of the Debtors that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of such claim, cash equal to the amount of such allowed Priority Tax Claim on the later of (i) the Effective Date (or as soon as practicable thereafter) and (ii) the date such Priority Tax Claim becomes an allowed claim, or as soon as practicable thereafter. All allowed Priority Tax Claims against any of the Debtors which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the terms thereof.

Priority Non-Tax Claims	-
On or as soon after the Effective Date as practicable, unless otherwise agreed to by the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the holder of an allowed Priority Non-Tax Claim (in which event such other agreement will govern), each holder of an allowed Priority Non-Tax Claim against the Debtors shall receive on account of and in full and complete settlement, release and discharge of such claim, at the Debtors’ election (following consultation with the Committee and with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed), (i) cash in the amount of such allowed Priority Non-Tax Claim in accordance with section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such claim unimpaired pursuant to section 1124 of the Bankruptcy Code. All allowed Priority Non-Tax Claims against the Debtors which are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors when such claims become due and payable in the ordinary course of business in accordance with the terms thereof.

Other Secured Claims	-
On or as soon after the Effective Date as practicable, secured claims against the Debtors (“Other Secured Claims”), if any, shall receive the following treatment at the option of the Plan Proponents (with the consent of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed): (i) reinstatement of any such allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full (in cash) of any such allowed Other Secured Claims; (iii) satisfaction of any such allowed Other Secured Claim by delivering the collateral securing any such allowed Other Secured Claims and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iv) providing such holders with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.

Holders of 2016 Capco Notes and 2019 Capco Notes	$1,357.8 million (in the aggregate)
In full and final satisfaction of their claims against each of the Debtors, holders of 2016 Capco Notes and 2019 Capco Notes shall receive their pro rata share of:
25.43% of the New NII Common Stock Pool (as defined below), subject to dilution by the Rights Offering Shares and the MIP Shares (each term as defined below).

Holders of 2021 Capco Notes	$1,500.4 million
In full and final satisfaction of their claims against each of the Debtors, holders of 2021 Capco Notes shall receive their pro rata share of:
11.06% of the New NII Common Stock Pool, subject to dilution by the Rights Offering Shares and the MIP Shares.

Capco General Unsecured Claims[6]	To be estimated following the general claims bar date
Unless otherwise agreed to by the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the holder of an allowed Capco General Unsecured Claim (in which event such other agreement will govern), all holders of allowed Capco General Unsecured Claims, including claims under contracts and unexpired leases rejected by Capco under the Plan (or under a separate motion) and trade payables, [but excluding allowed Convenience Class claims, as described below,] shall receive the treatment to be determined by the Plan Proponents with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.

The Plan Proponents shall reserve all rights to challenge the legal basis and amount of any Capco General Unsecured Claim.

Holdings General Unsecured Claims[8]	To be estimated following the general claims bar date
Unless otherwise agreed to by the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the holder of an allowed Holdings General Unsecured Claim (in which event such other agreement will govern), all holders of allowed Holdings General Unsecured Claims, including claims under contracts and unexpired leases rejected by Holdings under the Plan (or under a separate motion) and trade payables, [but excluding allowed Convenience Class claims, as described below,] shall receive the treatment to be determined by the Plan Proponents with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.[9]

The Plan Proponents shall reserve all rights to challenge the legal basis and amount of any Holdings General Unsecured Claim.

 _____________________
[6]“Capco General Unsecured Claims” shall mean unsecured claims against Capco, Services, NII Funding Corp., NII Aviation, Inc. and NII Global Holdings, Inc. other than Notes claims and intercompany claims.
[7]For the avoidance of doubt, the holders of CapCo General Unsecured Claims shall receive a recovery on account of such claims at a rate no less favorable than the recovery rate for claims arising under the applicable Notes directly against the applicable entity against which such holder has claims.
[8] “Holdings General Unsecured Claims” shall mean unsecured claims against Holdings other than American Tower Guaranty Claims (as defined below), claims arising from Holdings’ guarantees of the Notes and of certain indebtedness of the Operating Companies (as defined below) and intercompany claims.
[9] For the avoidance of doubt, the holders of Holdings General Unsecured Claims shall receive a recovery on account of such claims at a rate no less favorable than the recovery rate for claims directly against Holdings arising under the applicable Notes.

American Tower Guaranty Claims[10] against Holdings	-
In full and final satisfaction of American Tower Guaranty Claims against Holdings, all holders of such claims shall receive a revised form of guaranty, which shall be in form and substance reasonably acceptable to the Plan Proponents, AMT and each of the Requisite Consenting Noteholders.

Holders of 11.375% and 7.875% Luxco Notes	$1,694.9 million (in the aggregate)
In full and final satisfaction of their claims against each of the Debtors, holders of Luxco Notes shall receive their pro rata share of:
63.51% of the New NII Common Stock Pool, subject to dilution by the Rights Offering Shares and the MIP Shares.

Luxco General Unsecured Claims[11]	To be estimated following the general claims bar date
Unless otherwise agreed to by the Plan Proponents (with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed) and the holder of an allowed Luxco General Unsecured Claim (in which event such other agreement will govern), all holders of allowed Luxco General Unsecured Claims, including claims under contracts and unexpired leases rejected by Luxco under the Plan (or under a separate motion) and trade payables, [but excluding allowed Convenience Class claims, as described below,] shall receive the treatment to be determined by the Plan Proponents with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.[12]

The Plan Proponents shall reserve all rights to challenge the legal basis and amount of any general unsecured claim.

________________________________________
[10]“American Tower Guaranty Claims” means any claims arising under (a) that certain Guaranty and Subordination Agreement among American Tower do Brasil - Cessao de Infraestruturas Ltda., Luxco, and American Tower do Brasil II - Cessao de Infraestruturas Ltda., (b) that certain Guaranty of Obligations dated March 23, 2005 by Holdings in favor of MATC Celular, S. de R.L. de C.V, (c) that certain Guaranty of Obligations dated March 23, 2005 by Holdings in favor of American Tower do Brasil - Cessao de Infraestruturas Ltda., and (d) any other guarantees given by Holdings in favor of American Tower Corp. or any of its affiliates, in each case, as amended, supplemented or modified from time to time.
[11]“Luxco General Unsecured Claims” shall mean unsecured claims against Luxco other than Notes claims, American Tower Guaranty Claims and intercompany claims.
[12]For the avoidance of doubt, the holders of Luxco General Unsecured Claims shall receive a recovery on account of such claims at a rate no less favorable than the recovery rate for claims directly against Luxco arising under the applicable Notes.

American Tower Guaranty Claims against Luxco	-
In full and final satisfaction of American Tower Guaranty Claims against Luxco, all holders of such claims shall receive a revised form of guaranty, which shall be in form and substance reasonably acceptable to the Plan Proponents, AMT and each of the Requisite Consenting Noteholders.

General Unsecured Claims Against Other Debtors	To be estimated following the general claims bar date
All holders of allowed General Unsecured Claims other than (i) Capco General Unsecured Claims, (ii) Holdings General Unsecured Claims and (iii) Luxco General Unsecured Claims, if any, including claims under contracts and unexpired leases rejected by the applicable Debtors under the Plan (or under a separate motion) and trade payables, [but excluding allowed Convenience Class claims, as described below,] shall receive the treatment to be determined by the Plan Proponents with the consent of each of the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.[13]

The Plan Proponents shall reserve all rights to challenge the legal basis and amount of any general unsecured claim.

[Convenience Class14]	[To be estimated following the general claims bar date]
[A holder of an allowed Convenience Class claim shall receive in full satisfaction and release of such Convenience Class claim an amount equal to 100% of such claim in cash on or as soon after the Effective Date as practicable, subject to a cap to be determined; provided, however, that if Convenience Class claims in the aggregate exceed an amount to be agreed to by Debtors and each of the Requisite Consenting Noteholders (the “Maximum Convenience Class Payment”), holders of allowed Convenience Class claims shall receive their pro rata share of the Maximum Convenience Class Payment.]

______________________________

[13]For the avoidance of doubt, the holders of General Unsecured Claims against other Debtors shall receive a recovery on account of such claims at a rate no less favorable than the recovery rate for claims arising under the applicable Notes directly against the applicable entity against which such holder has claims.
14If the Debtors determine, following consultation with the Committee, that the Convenience Class is necessary, it shall consist of general unsecured claims of less than an amount to be proposed by the Debtors and subject to the consent of the Committee and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, conditioned or delayed.

Intercompany Claims	$[ ▪ ]
Pursuant to the Settlement, all intercompany claims other than Avoidance Claims and the Capital Note (each of which shall be resolved pursuant to the Settlement, as described above with respect to the Avoidance Claims and the Recharacterization of Intercompany Claims, respectively) shall be allowed in an amount equal to 75% of the prepetition claim amount of such claim, and such claims may be deemed settled, cancelled and extinguished under the Plan as of the Effective Date in accordance with the Settlement.

Existing NII Equity Interest Holders	-
Existing NII Equity Interests shall be extinguished, cancelled and discharged as of the Effective Date, and holders of Existing NII Equity Interests shall receive no distribution in respect of their equity interests.

Subordinated Securities Claims (including all claims arising pursuant to 11 U.S.C. § 510(b), including, without limitation, for damages arising from the sale or purchase of any debt or equity security of any of the Debtors)	-	Subordinated Securities Claims, if any, shall be extinguished, cancelled and discharged as of the Effective Date, and holders thereof shall receive no distributions in respect of their claims.
Intercompany Equity Interests	-	Intercompany Equity Interests shall receive no distribution in respect of their equity interests and shall be reinstated for administrative purposes only at the election of the Debtors.

IV. Other:

Plan Equity Value
The Plan will be based on a reorganized equity value of $2.421 billion (the “Plan Equity Value”). The Debtors’ Mexico subsidiaries are valued at 40% of the aggregate enterprise value attributable to the Debtors’ Mexico and Brazil subsidiaries.

Rights Offering
The Holders of Notes shall be provided with the option to subscribe to purchase $250 million (the “Rights Offering Amount”) of New NII Common Stock (the “Rights Offering Shares”) pursuant to a rights offering that will be allocated on a pro rata basis in proportion to the aggregate principal amount of Notes held by each holder to the aggregate principal amount of all outstanding Notes (the “Rights Offering”). The Rights Offering Shares will be subject to dilution by the MIP Shares.
Holders of Notes participating in the Rights Offering shall not have over-subscription rights.
The exercise price for the rights shall be calculated at a 40% discount to the Plan Equity Value.
The Rights Offering will be backstopped 50% by Aurelius and 50% by Capital Group.

Holders of Notes choosing to participate in the Rights Offering shall exercise such rights contemporaneously with voting on the Plan.

The Debtors shall pay an aggregate fee of 6% of the Rights Offering Amount, payable in cash, to Aurelius and Capital Group pro rata based on the proportion of the Rights Offering Amount backstopped by Aurelius and Capital Group, respectively.

New NII Debt
The Plan shall provide for the issuance of $250 million of new debt (“New NII Debt”), the commitment for which or other reasonable assurance of availability thereof as of the Effective Date shall have been received by the Debtors on or before the hearing to confirm the Plan, on terms to be determined which shall be acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

Means of Implementation
The Plan shall contain standard means of implementation, including provisions for the continued corporate existence of the Reorganized Debtors, the cancellation of certain prepetition debt and debt agreements, the cancellation of prepetition equity interests in NII, the issuance of the New NII Common Stock and the New NII Debt, the Rights Offering and the revesting of Debtors’ assets in the Reorganized Debtors.

The “Plan Documents” means the Plan, the disclosure statement with respect to the Plan to be filed in the Chapter 11 Cases (the “Disclosure Statement”), the proposed order confirming the Plan (the “Confirmation Order”), and any other documents or agreements filed with the Bankruptcy Court by the Debtors or at the direction of any Plan Proponent that are necessary to implement the Plan, including any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including: (a) any term sheet and/or commitment letter for any proposed exit financing facility, including the issuance of New NII Debt; (b) any operative documents for any proposed exit financing facility, including without limitation the issuance of the New NII Debt; (c) any documents or orders relating to the Rights Offering, (d) any documents disclosing the identity of the members of the board of directors of any of the Reorganized Debtors and the nature of and compensation for any “insider” under the Bankruptcy Code who is proposed to be employed or retained by any of the Reorganized Debtors; (e) any list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (f) a list of any material retained causes of action; (g) the certificate of incorporation and bylaws for each of the Reorganized Debtors; (h) the registration rights agreement (the “Registration Rights Agreement”); and (i) any stockholders agreement; each of which shall be in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders; provided, however, that (i) any documents with respect to the Rights Offering, including, without limitation, any backstop commitment agreement, and (ii) the Registration Rights Agreement shall, in each case, be filed contemporaneously with the Plan and be acceptable to each of the Requisite Consenting Noteholders in their sole discretion.

New NII Common Stock
The Plan will provide for the cancellation of all outstanding NII common stock and the issuance of new common stock, par value $0.001 per share (the “New NII Common Stock”), in NII, as reorganized pursuant to the confirmed Plan (“Reorganized NII”). Each share of the New NII Common Stock shall entitle its holder to one vote.

The Plan will also provide that, upon emergence, Reorganized NII shall amend and restate its charter to, among other things, authorize the issuance of the New NII Common Stock in an amount to be determined by the Plan Proponents and the Requisite Consenting Noteholders. An appropriate proportion of New NII Common Stock shall initially be issued and outstanding pursuant to the Plan as of the Effective Date, including the Rights Offering Shares issued and distributed to participants in the Rights Offering.

New NII Common Stock Pool
All New NII Common Stock to be issued and distributed on the Effective Date under the Plan, prior to dilution by the Rights Offering Shares and the MIP Shares, shall constitute the “New NII Common Stock Pool” for purposes of this Term Sheet.
As soon as practicable after the Effective Date but no later than 60 days after the Effective Date, Reorganized NII shall use its commercially reasonable efforts to obtain the listing of the New NII Common Stock for trading on the New York Stock Exchange or for quotation in the NASDAQ stock market. The New NII Common Stock will be freely tradable in accordance with section 1145 of the Bankruptcy Code. To the extent that any of the New NII Common Stock is not freely tradable in accordance with section 1145 of the Bankruptcy Code, the holders thereof shall have customary demand and S-3 registration rights.
On the Effective Date, the Debtors and the recipients of New NII Common Stock will enter into a registration rights agreement, which shall provide parties who, together with their affiliates, receive 10% or more of New NII Common Stock issued under the Plan (including pursuant to the Rights Offering) with demand registration rights.

Conditions to Confirmation
The conditions precedent to confirmation of the Plan shall be customary for a reorganization of this size and type, including, without limitation, the following:
The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders, approving the adequacy of the Disclosure Statement (the “Disclosure Statement Order”).

The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

All Plan Documents shall be in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

Each of the foregoing may be waived by the Plan Proponents, with the consent of each of the Requisite Consenting Noteholders.

Conditions to Consummation
The conditions precedent to the occurrence of the Effective Date of the Plan shall be customary for a reorganization of this size and type, and shall include, without limitation, the Conditions to Confirmation set forth in this Term Sheet and the following:
All documents and agreements necessary to consummate the Plan shall have been effected or executed by April 22, 2015.

The Rights Offering shall have been consummated pursuant to the terms set forth in this Term Sheet.

Any and all documents relating to the issuance of the New NII Debt shall have been effected or executed, in form and substance reasonably acceptable to the Plan Proponents and each of the Requisite Consenting Noteholders.

Subject to Sections 1 and 3.03(a) of the PSA, any and all agreements relating to the financing of the Debtors’ operating subsidiaries (the “Operating Companies”), including without limitation, amendments to local financing agreements, shall be in form and substance reasonably acceptable to the applicable Operating Companies and each of the Requisite Consenting Noteholders (subject to a consultation right in favor of the Committee), and any existing defaults under the Operating Companies’ local financing agreements shall have been cured or waived.

Any and all steps necessary to consummate the Restructuring in any applicable jurisdictions other than the United States have been effectuated.

All reasonable and documented fees and expenses of counsel [and financial advisors] to the Requisite Consenting Noteholders as well as the reasonable out-of-pocket expenses of the Requisite Consenting Noteholders incurred in connection with the Restructuring that were incurred prior to the Effective Date have been paid in full in cash.

Each of the foregoing may be waived by the Plan Proponents, with the consent of each of the Requisite Consenting Noteholders.

Corporate Governance Matters
On the Effective Date, the term of any current members of the board of directors of NII not identified as members of the New Board (as defined below) shall expire and such persons shall tender their resignation effective on the Effective Date.
The initial Board of Directors for Reorganized NII (the “New Board”) shall consist of seven (7) directors, including (a) the chief executive officer of Reorganized NII, (b) three (3) directors designated by Capital Group, (c) one (1) director designated by Aurelius and (d) two (2) directors designated jointly by Aurelius and Capital Group. Each of the individuals designated as nominees to be directors (other than the chief executive officer of Reorganized NII) shall (i) be independent under the rules of the NASDAQ Stock Market and the independence requirements for members of audit and compensation committees under the rules of the Securities and Exchange Commission and (ii) not be employees of Capital Group or Aurelius. The foregoing board designation rights shall not continue after the selection of the New Board.
The boards of directors for the direct and indirect subsidiaries of Reorganized NII shall be identified and selected by the New Board.
Reorganized NII will continue to be a reporting company with the Securities and Exchange Commission following the Effective Date.

Management Incentive Plan
Upon the Effective Date, the New Board shall adopt a management incentive plan, including (i) restricted stock units for up to 2.5% of the New NII Common Stock and (ii) options to purchase up to 2.5% of the New NII Common Stock with any applicable exercise price to be determined by the New Board (collectively, the “MIP Shares”). The vesting, apportionment and granting of the MIP Shares shall be determined by the New Board.

Releases
The Plan shall provide certain customary release provisions for the benefit of the Debtors, their directors, officers, and agents and their respective attorneys, financial advisors and other specified professionals, the Consenting Parties, the Indenture Trustees (as defined below), the Committee, the members of the Committee and their respective agents, and each of their respective attorneys, financial advisors and other specified professionals to the extent permitted by applicable law.

Exculpation
The Plan shall provide certain customary exculpation provisions, which shall include a full exculpation from liability in favor of the Debtors, the Indenture Trustees, the Consenting Parties, the Committee, the members of the Committee and all of the foregoing parties’ respective current and former officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents and other representatives (including their respective officers, directors, employees, members and professionals) from any and all claims and causes of action arising on or after the Petition Date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Cases or the restructuring of the Debtors, with the sole exception of willful misconduct or gross negligence.

Indenture Trustee Fees
The reasonable and documented fees and expenses of the indenture trustees pursuant to those certain indentures governing the Notes (collectively, the “Indenture Trustees”) will be paid in full, in cash, on the Effective Date of the Plan. The Confirmation Order shall include a finding that the Indenture Trustees have made “substantial contributions” to the Chapter 11 Cases under section 503(b)(3) of the Bankruptcy Code.

Fees and Expenses of Requisite Consenting Noteholders
The reasonable and documented fees and expenses of counsel and financial advisors to the Requisite Consenting Noteholders incurred prior to the Effective Date in connection with the contemplated restructuring will be paid in full in cash, including restructuring, completion or transaction fees provided for or acknowledged in the engagement letters for Blackstone Advisory Partners, L.P. and [Houlihan Lokey]. The Confirmation Order shall include a finding that the Requisite Consenting Noteholders have made “substantial contributions” to the Chapter 11 Cases under section 503(b)(3) of the Bankruptcy Code.

Fiduciary Duties
Notwithstanding anything to the contrary in the PSA, (i) the Debtors or their subsidiaries or affiliates or any of its or their respective directors or officers (in such person’s capacity as a director or officer) shall not be required to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law; and (ii) the Debtors and their boards of directors shall be entitled to continue to market and solicit bids for the sale any of their assets pursuant to section 363 of the Bankruptcy Code in the interest of maximizing the value of the Debtors’ estates, consistent with their fiduciary obligations.
Notwithstanding anything to the contrary in the PSA, neither the Committee nor its members (in such member’s capacity as a Committee member) shall be required to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under the Bankruptcy Code and applicable law. For the avoidance of doubt, and notwithstanding any provisions to the contrary herein or in the PSA, in order to fulfill the Committee’s fiduciary obligations, until the Settlement Date, the Committee may negotiate, discuss, and/or analyze unsolicited proposals or offers for any alternative chapter 11 plan or restructuring transaction without terminating, or breaching its obligations under, this Term Sheet or the PSA.

EXHIBIT 2

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT to that certain Plan Support Agreement entered into as of November 24, 2014 by and among NII Holdings, Inc., NII Capital Corp., NII Funding Corp., NII Aviation, Inc., Nextel International (Services), Ltd., NII Global Holdings, Inc., NII International Holdings S.à r.l., NII International Services S.à r.l, NII International Telecom S.C.A., NII Mercosur, LLC, McCaw International (Brazil), LLC, Airfone Holdings, LLC, and Nextel International (Uruguay), LLC, the Consenting Noteholders (in their capacities as parties thereto), AMT and the Committee and attached hereto as Exhibit A (as amended, modified, or amended and restated from time to time in accordance with its terms, the “Plan Support Agreement”), is hereby executed and delivered by [•] (the “Joining Party”) as of ________ [•], ___.
Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Plan Support Agreement.
Agreement to be Bound. The Joining Party hereby agrees, on a several basis, to be bound by the Plan Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Party, and to the extent the Joining Party is a transferee of a Consenting Noteholder, such Joining Party shall hereafter be deemed to be a Consenting Noteholder, for any and all purposes under the Plan Support Agreement. For the avoidance of doubt, to the extent not already a Party to the Agreement, the Joining Party shall only become a Party (or Consenting Noteholder, to the extent applicable) to the Agreement with respect to the Claims that are the subject of the Transfer. In the event of any inconsistency between this Joinder Agreement and the Plan Support Agreement, the Plan Support Agreement shall control in all respects.
Representations and Warranties. With respect to the aggregate principal amount and type of Claims set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Parties set forth in Section 5 of the Plan Support Agreement to each other Party to the Plan Support Agreement. For the avoidance of doubt, only the aggregate principal amount of the Claims that are the subject of the Transfer must be stated on the signature page of this Joinder Agreement.
Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of laws principles thereof that would require the application of the law of any other jurisdiction.

[Signature pages follow.]

Date executed: [___________]

[NAME OF TRANSFEREE]

By: _________________________
Name:
Title:
Address:
Attn.:
Tel.:
Fax:
Email:

Aggregate principal amount of Claims beneficially owned or managed on behalf of funds or accounts that beneficially own such Claims:

Capco 2016 Notes Claims:
$_________________________________

Capco 2019 Notes Claims:
$_________________________________

Capco 2021 Notes Claims:
$_________________________________

Luxco 7.875% Notes Claims:
$_________________________________

Luxco 11.375% Notes Claims:
$_________________________________

Other Claims:
$_________________________________

Exhibit A

Plan Support Agreement